Exhibit 99.1

RealPage Announces New Chief Financial Officer

CARROLLTON, Texas--(BUSINESS WIRE)--March 24, 2014--RealPage, Inc. (NASDAQ:RP), a leading provider of on-demand property management software to the rental housing industry, today announced that W. Bryan Hill was named chief financial officer and treasurer effective May 15, 2014. Timothy J. Barker, chief financial officer and treasurer, resigned to pursue other opportunities and interests. To ensure a smooth transition, Mr. Barker will continue to serve in his current role through Mr. Hill’s effective start date.

“I am thrilled Bryan will be taking over the financial leadership of the company,” said Steve Winn, Chairman and CEO of RealPage. “Bryan is a highly qualified finance executive and is extremely competent working across all levels of the organization. He will continue to develop a finance organization with the scale to manage our growth and expertise to fulfill public company requirements.”

Mr. Hill served as RealPage’s senior vice president of finance since 2007 with responsibilities including investor relations, credit facility management, financial planning and analysis, internal reporting, merger and acquisition due diligence and support, product pricing control and billing.

“I am proud to have contributed to RealPage’s success over the past seven years,” said Mr. Hill. “Transitioning to RealPage’s chief financial officer and treasurer at this important time is exciting. The company's strong market position, our significant total addressable market, as well as our continued focus on financial discipline give me confidence that we can continue to be the leading software provider in the rental housing industry.”

“On behalf of RealPage and its Board of Directors, I want to thank Tim for his significant contributions since joining in 2005,” stated Mr. Winn. “Tim played an integral role in growing and scaling the company, including our successful transition from a private company to a public company. During Tim’s tenure, RealPage grew from $40 million in total revenue, negative EBITDA and 300 employees to nearly $380 million in Non-GAAP total revenue, Adjusted EBITDA of over $90 million and over 3,000 employees. We wish Tim success in his future endeavors.”

Mr. Hill previously served as senior vice president and chief accounting officer of formerly publicly traded Dyncorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies from August 2005 to April 2007. From April 2000 to August 2005, Mr. Hill held the position of vice president and chief accounting officer and other financial management positions at SourceHov LLC, a document and information outsourcing solution provider.

He received his Bachelor of Business Administration from Texas Christian University and has been a certified public accountant in the state of Texas since 1996.

About RealPage, Inc.

Located in Carrollton, Texas, a suburb of Dallas, RealPage, Inc. is a leading provider of comprehensive property management software solutions in the multifamily, commercial, and single-family and vacation rental housing industries. RealPage SaaS solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Utilizing its innovative SaaS platform, RealPage software enables easy system integration and streamlines online property management. Its on-demand product line covers the full spectrum of property management solutions, including accounting, revenue management, marketing solutions, resident services, renter insurance, utility management, spend management and apartment market research. For more information, call 1-87-REALPAGE or visit www.realpage.com.

CONTACT:
RealPage, Inc.
Investor Relations
Rhett Butler, 972-820-3773
Rhett.butler@realpage.com